Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Marrone Bio Innovations, Inc. on Form S-3 of our report dated March 16, 2020, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Marrone Bio Innovations, Inc. as of December 31, 2019 and 2018 and for each of the two years in the period ended December 31, 2019 and our report dated March 16, 2020, with respect to our audit of internal control over financial reporting of Marrone Bio Innovations, Inc. as of December 31, 2019 appearing in the Annual Report on Form 10-K of Marrone Bio Innovations, Inc. for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

Our report on the consolidated financial statements refers to a change in the method of accounting for lease in 2019 due to adoption of Accounting Standards Update No. 2016-02, Leases (topic 842), as amended, effective January 1, 2019, using the modified retrospective approach.

/s/ Marcum LLP

San Francisco, CA

February 8, 2021